Exhibit 10.22

RESTRICTED STOCK AWARD AGREEMENT

Community Health Systems, Inc.

2009 Stock Option and Award Plan

THIS AGREEMENT between you and Community Health Systems, Inc., a Delaware corporation (the “Company”) governs an Award of the Company’s Restricted Stock in the amount and on the date specified in your Award notification (the “Date of Grant”).

WHEREAS, the Company has adopted the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated (the “Plan”), in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined to grant to you this Award of Restricted Stock as provided herein to encourage your efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

1.1 The Company hereby grants to you this Award of Shares of Restricted Stock in the number set out in an electronic notification by the Company’s Plan administrator, as may be appointed from time to time (the “Plan Administrator”). The Shares of Restricted Stock granted pursuant to this Award shall be issued in the form of a book entry of Shares in your name as soon as reasonably practicable after the Date of Grant and shall be subject to your (or your estate’s, if applicable) acknowledgement and acceptance of this Agreement by electronic means to the Plan Administrator as provided in Section 9 hereof, or as you have been otherwise instructed.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer.

The Shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof (and then, only to the extent permitted by the Company’s Insider Trading Policy as it may be amended from time to time).

3. Lapse of Restrictions Generally.

Except as otherwise provided in Sections 4, 5 and 6 hereof, one-third (1/3) of the number of Shares of Restricted Stock issued hereunder (rounded to the nearest whole Share, if necessary) shall vest, and the restrictions with respect to such Restricted Stock shall lapse, on each of the first three (3) anniversaries of the Date of Grant (such period, ending on the third anniversary of the Date of Grant, the “Restricted Period”).

4. Effect of Certain Terminations of Employment.

(a) If your employment terminates as a result of your death or Disability, in each case if such termination occurs on or after the Date of Grant and prior to the end of the Restricted Period, all Shares of Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions thereon shall lapse as of the effective date of such termination.

(b) If your employment is terminated by your employer for any reason other than (i) for Cause (but excluding, for purposes of clarity, any resignation of employment by you for any reason) on or after the Date of Grant and prior to the end of the Restricted Period, or (ii) as a result of your death or Disability, then the restrictions on the entire Award shall lapse on the later of (i) the first anniversary of the Date of Grant or (ii) the effective date of such termination.

5. Effect of Change in Control.

In the event of a Change in Control of the Company at any time on or after the Date of Grant, the terms of the Plan shall control the vesting of any Shares of Restricted Stock which remain outstanding and have not become vested in accordance with Section 3 or 4 hereof.

6. Forfeiture of Restricted Stock.

Upon the termination of your employment by you, the Company or its Subsidiaries for any reason other than those set forth in Section 4 hereof prior to such vesting, any and all Shares of Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and cancelled as of the effective date of such termination and shall revert to the Company.

7. Delivery of Restricted Stock.

7.1 Except as otherwise provided in Section 7.2 hereof, evidence of the book entry of Shares with respect to the Shares of Restricted Stock for which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof, shall be delivered to you as soon as practicable following the date on which the restrictions on such Shares of Restricted Stock have lapsed, free of all restrictions hereunder.

7.2 Evidence of the book entry of Shares with respect to Shares of Restricted Stock in respect of which the restrictions have lapsed upon your death pursuant to Section 4 hereof shall be delivered to the executors or administrators of your estate as soon as practicable following the Company’s receipt of notification of your death, free of all restrictions hereunder. In the event of your death, all references herein to “you” shall also include your heirs, executors, administrators or permitted successors.

8. Dividends and Voting Rights.

Subject to Section 9(a) hereof, upon issuance of the Shares of Restricted Stock, you shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Restricted Stock by the Company shall be deferred and reinvested in Shares of Restricted Stock based on the Fair Market Value of a Share of the Company’s common stock on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Shares of Restricted Stock thus acquired shall be subject to the same restrictions on transfer and the same forfeiture provisions and vesting schedule as the Restricted Stock in respect of which such dividends or distributions were made.

9. Acknowledgement and Acceptance of Award Agreement.

(a) The Shares of Restricted Stock granted to you pursuant to this Award shall be subject to your acknowledgement and acceptance of the Award and the terms of this Agreement to the Company or its Plan Administrator (including by electronic means, if so provided) no later than the earlier of (i) 180 days from the Date of Grant and (ii) the date that is immediately prior to the date that the Restricted Stock vests pursuant to Section 4 or 5 hereof (the “Return Date”); provided that if you die before the Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of your estate acknowledges and accepts this Agreement through the Company or its Plan Administrator no later than ninety (90) days following your death (the “Executor Return Date”). Notwithstanding anything contained herein to the contrary, if this Agreement is not so acknowledged and accepted on or prior to the Return Date or the Executor Return Date, as applicable, the Award of Shares of Restricted Stock evidenced by this Agreement shall be forfeited, and neither you nor your heirs, executors, administrators or successors shall have any rights with respect thereto.

(b) If this Agreement is so acknowledged and accepted on or prior to the Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Restricted Stock granted hereunder prior to the Return Date or the Executor Return Date shall be treated in the manner provided in Section 8 hereof.

10. No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate your employment, nor confer upon you any right to continuing employment by the Company or any of its Subsidiaries or continuing service as a Board member.

11. Withholding of Taxes.

Prior to the delivery to you of evidence of the book entry of Shares with respect to the Shares of Restricted Stock in respect of which all restrictions have lapsed, you shall pay to the Company or the Company’s Plan Administrator, the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Restricted Stock. By acknowledging and accepting this Agreement in the manner provided in Section 9 hereof, you shall be deemed to elect to have the Company or the Plan Administrator withhold a portion of such Restricted Stock having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction thereof, such election to continue in effect until you notify the Company or its Plan Administrator before such delivery that you shall satisfy such obligation in cash, in which event the Company or the Plan Administrator shall not withhold a portion of such Restricted Stock as otherwise provided in this Section 11.

12. Acknowledgement that You Are Bound by the Plan.

By acknowledging and accepting this Award and the terms of this Agreement you hereby confirm the availability and your review of a copy of this Agreement, the Plan and the

Prospectus, and other documents made available to you electronically or otherwise in connection with this Award by the Company or its Plan Administrator, and you agree to be bound by all the terms and provisions thereof and by the Company’s Insider Trading Policy, as each may be amended from time to time. Copies of these documents are also available from the Company upon request.

13. Modification of Agreement.

This Agreement may be modified, amended, supplemented or terminated, and any terms or conditions may be waived, but only by a written instrument executed by both parties hereto; provided that the Company may modify, amend, supplement or waive this Agreement or any provision hereof in a writing signed by the Company without any further action by you if such modification, amendment, supplement or waiver does not materially and adversely affect your rights hereunder.

14. Severability.

If any provision of this Agreement is held unlawful or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible, and the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

16. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of and be binding upon your legal representatives, heirs, executors, administrators and permitted successors.

17. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between you and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

18. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. Notice.

All notifications and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a) If to the Company, by regular mail to:

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Chief Legal Officer

(b) If to you or your legal representative, to such person at the address as reflected in the records of the Company.

20. Consent to Jurisdiction.

Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee and of the United States of America, in each case located in the County of Williamson, for any actions, suits or proceedings arising out of or relating to this Agreement, the Award or the Plan and the transactions contemplated hereby and thereby ("Litigation") (and agrees not to commence any Litigation except in any such court), and further agrees that service of process, summons, notice or document by U.S. certified mail to such party's respective address set forth in Section 19 hereof shall be effective service of process for any Litigation brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation in the courts of the State of Tennessee or of the United States of America, in each case located in the County of Williamson, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

COMMUNITY HEALTH SYSTEMS, INC.